PARTNER AIR PUBLIC LIMITED COMPANY

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 1999

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1	Accounting policies
1.1	Accounting convention The financial statements are prepared under the historical cost convention.
1.2	Compliance with accounting standards The accounts have been prepared in accordance with applicable accounting standards.
1.3

Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Aeroplanes                                                         Straight line basis over 20 years

1.4

Leasing

Assets obtained under hire purchase contracts and finance leases are capitalised as tangible assets and depreciated over the shorter of the lease term and their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

1.5

Foreign currency translation
Monetary assets and liabilities denominated in foreign currencies are translated into Deutschmarks (DMK) at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to profit and loss account.

2	Operating loss	1999 DMK	1998 DMK
	Operating loss is stated after charging:
	Depreciation of tangible assets	150,500	-
	Auditors' remuneration	14,196	22,931
	Exchange differences	311,419	-
	and after crediting:
	Exchange differences	- =========	111,165 =========
3	Other interest receivable and similar income	1999 DMK	1998 DMK
	Bank interest	1,314	-
	Other interest	- __________	111,506 __________
		1,314 =========	111,506 =========

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PARTNER AIR PUBLIC LIMITED COMPANY

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 1999

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4	Interest payable	1999 DMK	1998 DMK
	On bank loans and overdrafts	228	-
	Lease finance charges	58,039 __________	- __________
		58,267 =========	- =========
5

Tax on (loss)/profit on ordinary activities

The company is resident in Ireland for tax purposes from 1 October 1999. No corporation tax has been charged as the company has made losses during the period it was resident for tax purposes.

6	Tangible fixed assets		Aeroplanes DMK
Cost
	At 1 January 1999		890,974
	Additions		3,010,000
	Disposals		(890,974) __________
	At 31 December 1999		3,010,000 __________
Depreciation
	At 1 January 1999		-
	Charge for the year		150,500 __________
	At 31 December 1999		150,500 __________
Net book value
	At 31 December 1999		2,859,500 =========
	At 31 December 1998		890,974 =========
Included above are assets held under finance leases or hire purchase contracts as follows:
Aeroplanes DMK
Net book values
	At 31 December 1999		2,859,500 =========
Depreciation charge for the year
	31 December 1999		150,500 =========

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PARTNER AIR PUBLIC LIMITED COMPANY

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 1999

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7	Debtors	1999 DMK	1998 DMK
	Accrued interest on unpaid share capital	-	116,131
	Called up share capital not paid	1,610,427	1,594,504
	Other debtors	572,484	-
	Loan receivable	- __________	1,976,263 __________
		2,182,911 =========	3,686,898 =========
	Amounts falling due after more than one year and included in the debtors above are:
		1999 DMK	1998 DMK
	Other debtors	549,366 =========	- =========
	The loan receivable is unsecured, interest free and repayable on demand.
8	Creditors: amounts falling due within one year	1999 DMK	1998 DMK
	Net obligations under finance lease and hire purchase contracts	234,120	-
	Loan payable	-	2,061,076
	Other creditors	3,322	-
	Accruals and deferred income	74,709 __________	33,406 __________
		312,151 =========	2,094,482 =========
	The loan payable is unsecured, interest free and repayable on demand.

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PARTNER AIR PUBLIC LIMITED COMPANY

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 1999

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9	Creditors: amounts falling due after more than one year	1999 DMK	1998 DMK
	Net obligations under finance leases and hire purchase agreements	1,580,310 =========	- =========
Net obligations under finance leases and hire purchase contracts
	Repayable within one year	234,120	-
	Repayable between one and five years	1,580,310 __________	- __________
		1,814,430 __________	- __________
		1,814,430	-
	Included in liabilities falling due within one year	(234,120) __________	- __________
		1,580,310 =========	- =========
The above finance lease commitments do not include future finance charges as the lease agreement stipulates a variable rate of 2% above LIBOR.
10	Share capital	1999 IRL£	1998 DMK
Authorised
	10,000,000 Ordinary Shares of IRL£1 each	10,000,000 =========	2,000,000 =========
		DMK	DMK
Allotted, called up and fully paid
	1,600,138 Ordinary Shares of IRL£1 each	3,773,354 =========	2,378,848 =========

The authorised share capital was increased from IRL£2,000,000 to IRL£10,000,000 on 21 April 1999.
During the year 20,000 ordinary shares of IRL£1 each were allotted and fully paid at par and 580,138 were alloted and fully paid at a premium of IRL£3 for cash consideration to provide additional working capital.

11	Statement of movements on reserves	Share premium account DMK	Profit and loss account DMK
	Balance at 1 January 1999	-	105,206
	Retained loss for the year	-	(4,518,593)
	Premium on shares issued during the year	4,104,144 __________	- __________
	Balance at 31 December 1999	4,104,144 =========	(4,413,387) =========

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PARTNER AIR PUBLIC LIMITED COMPANY

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 1999

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12	Reconciliation of movements in shareholders' funds	1999 DMK	1998 DMK
	(Loss)/Profit for the financial year	(4,518,593)	105,207
	Proceeds from issue of shares	5,498,650 __________	2,378,848 __________
	Net addition to shareholders' funds	980,057	2,484,055
	Opening shareholders' funds	2,484,055 __________	- __________
	Closing shareholders' funds	3,464,111 =========	2,484,055 =========
13	Employees
Number of employees There were no employees during the year apart from the directors
14	Control The ultimate controlling party of the company is Mr. Denis Verheul.